NEWS RELEASE

FOR IMMEDIATE RELEASE	OTCBB-UPBS

Upstream Announces New Research Facility at BC Cancer Agency's Genome Science Center

May 8th, 2006 - Upstream Biosciences Inc. (OTCBB:UPBS) ("Upstream" or "the Company"), an emerging leader in the field of genetic diagnostics for cancer and the prediction of drug response, has announced today that it entered into a lease agreement with the BC Cancer Agency.

Upstream has opened its new center for research located in the Echelon Innovation Centre, home to the BC Cancer Agency's world renowned Genome Sciences Centre which is famous for sequencing the SARS virus genome. The Echelon Innovation Centre is centrally located within the medical research industry in Vancouver, British Columbia.

"Our new offices are in the heart of Vancouver's genetics research community and provide us with an opportunity to look at forging collaborations with world renowned scientists to leverage their cutting edge biomarker research,” said Joel Bellenson, CEO of Upstream Biosciences Inc.

Upstream is developing diagnostic tests that may aid in the early detection of cancer by identifying individuals with disease susceptibility. Upstream is also developing diagnostic tests that may determine whether a drug will be useful or harmful to an individual patient based on their genetic profile. According to the Journal of the American Medical Association, each year 100,000 people die in the United States due to adverse reactions to prescription drugs.

For more information, please contact Samantha Haynes at 1-800-539-0289 or info@upstreambio.com.

About Upstream Biosciences Inc.

Upstream Biosciences Inc. is an emerging leader in the field of genetic diagnostics for cancer and the prediction of drug response founded in 2004. Upstream discovers, develops, and licenses genetic based diagnostics for cancer susceptibility and drug response. Upstream's proprietary data mining pipeline enables it to locate and analyze genetic variations in the regions of DNA 'upstream' of the gene, the 'gene switches,' which control the quantities and timing of expression of the genes and proteins important to disease and drug response.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-

NEWS RELEASE

FOR IMMEDIATE RELEASE	OTCBB-UPBS

looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) the Company may become an emerging leader in the field of diagnostics for cancer and the prediction of drug response; (ii) the new offices of the Company may permit the Company to forge collaborations with world-renowned scientists; (iii) diagnostic tests currently being developed by the Company may aid in the early detection of cancer and further, that such tests may identify individuals with disease susceptibility; (iv) diagnostic tests currently being developed by the Company may determine whether a drug will be useful or harmful to an individual patient based on their genetic profile; (v) the Company may discover, develop and license its genetic based diagnostics for cancer susceptibility and drug response; and (vi) the Company’s data mining pipeline may enable the Company to locate and analyze genetic variations in the regions of DNA which control the quantities and timing of expression of the genes and proteins important to disease and drug response.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the risk that the Company does not execute its business plan; (ii) the inability of the Company to keep pace with technological advancements in the field of genetic diagnostics; (iii) the Company's inability to adequately protect its intellectual property or the Company's inadvertent infringement of third party intellectual property; (iv) the Company not being able to retain key employees; (v) competitors providing better or cheaper products and technologies; (vi) markets for the Company's products not developing as expected; (vii) the Company's inability to finance its operations or growth; (viii) inability to obtain all necessary government and regulatory approvals; and (ix) the inability to effectively market and commercialize the Company's technologies, including the establishment of viable relationships with third parties. These forward-looking statements are made as of the date of this news release and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.